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                             SCOTLAND BANCORP, INC.
                             ======================

PRESS RELEASE

August 19, 1997                          Contact:  William C. Fitzgerald, III
                                                   Chief Executive Officer
                                                   (910) 276-2703


Scotland Bancorp, Inc. (AMEX:SSB) the parent company of Scotland Savings Bank announced today that its Board of Directors declared a special one-time cash dividend of $6.00 per share to be paid on September 29, 1997 to shareholders of record on September 15, 1997. The Company anticipates that the dividend will be considered a return of capital and as such would be viewed as a reduction in the cost basis of each share of the Company's common stock and would not be subject to income tax as a regular dividend to shareholders.

Because of the magnitude of the dividend declared today in relation to Scotland Bancorp's share price, the American Stock Exchange has determined that the Company's shares of common stock will trade ex-dividend on September 30, 1997. Shareholders are advised that if they sell their shares before the ex-dividend date, they will transfer the right to receive the special dividend to the buyers of the shares.

Speaking on behalf of the Board of Directors, William C. Fitzgerald, III, President of Scotland Bancorp and Scotland Savings Bank, stated that the return of excess capital to shareholders is consistent with the Board's commitment of enhancing shareholder value.

Scotland Bancorp, Inc. had assets of approximately $70 million as of June 30, 1997. The special cash dividend will total $11,481,600 and will reduce the holding company's capital ratio from 37% to approximately 20%.

Scotland Savings Bank is a state chartered stock savings bank with offices in Scotland and Moore Counties.